Kaman Announces Chief Financial Officer Transition

James Coogan to Step Down as CFO on August 28, 2023

Carroll Lane to Serve as Interim CFO

Company Initiates Search for Permanent Successor

BLOOMFIELD, Conn. – Aug. 25, 2023– Kaman Corp. (NYSE:KAMN) today announced that James Coogan, Senior Vice President and Chief Financial Officer, will step down from his role as CFO effective August 28, 2023. Carroll Lane, Senior Vice President, Kaman Corporation and Segment Lead of Engineered and Precision Products, will serve as Interim CFO until a permanent successor is appointed. Mr. Coogan, who is departing Kaman to pursue another opportunity outside the aerospace and defense industry, will remain with the Company until October 23, 2023 to ensure a smooth transition.

Kaman has initiated a comprehensive search to identify the company's next chief financial officer with the assistance of an executive search firm.

Ian Walsh, President and Chief Executive Officer of Kaman, said, “Over the past 15 years, Jamie has played an important role leading our finance, treasury and M&A teams while also helping execute our transformational strategy. His insights, commitment to excellence and financial discipline have contributed to the Company’s success. Jamie leaves behind an effective and strong finance organization, and on behalf of the Board and management team, I wish him well in his future endeavors.”

Mr. Coogan said, “It has been a pleasure to be a part of such an incredible organization. I want to express my gratitude for the support of my colleagues during what has been a transformative time for Kaman. While I’m moving on, I will be eagerly following the company’s continued success. I am committed to ensuring a smooth transition and have full confidence in Kaman’s prospects for sustainable growth and value creation.”

“We are fortunate to have a leader with Carroll’s highly relevant experience on hand to step into the role of Interim CFO,” Mr. Walsh continued. “With nearly two decades of operational, financial, investor relations and leadership experience, Carroll is well suited to support the continued execution of our financial priorities, including our cost reduction and efficiency initiatives. I look forward to working closely with Carroll while the search for a permanent successor moves forward.”

Prior to joining Kaman in July 2022, Mr. Lane was President of Commercial Engines at Pratt & Whitney. He led the development, program management, and aftermarket operations of the company’s portfolio of large commercial engines. Mr. Lane has expertise in P&L management, strategic planning, and investor relations and spent close to a decade at United Technologies Corporation (UTC), now RTX. Before leading Pratt & Whitney’s Commercial Engines business, Mr. Lane served in positions of increasing responsibility with UTC, including Vice President of Investor Relations, Vice President of Pratt & Whitney’s Commercial Engines Aftermarket organization, and as a corporate strategy executive. Before joining UTC, Mr. Lane was a Director with CSP Associates, an Aerospace & Defense advisory firm in Cambridge, MA. He holds an M.B.A. from Harvard Business School and a B.A. from Williams College. He also served in the United States Marine Corps as a Naval Aviator.

About Kaman

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut, conducts business in the aerospace & defense, industrial and medical markets. Kaman produces and markets proprietary aircraft bearings and components; super precision, miniature ball bearings; proprietary spring energized seals, springs and contacts; wheels, brakes and related hydraulic components for helicopters, fixed-wing and UAV aircraft; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; restoration, modification and support of our SH-2G Super Seasprite maritime helicopters; and support of our heavy lift K-MAX® manned helicopter and development of the KARGO UAV unmanned aerial system, a purpose built autonomous medium lift logistics vehicle. More information is available at www.kaman.com.

Kaman Corporation

Kristen Samson
Vice President and Chief Marketing Officer
860-243-6330
Kristen.Samson@kaman.com